Exhibit 21

Name of Subsidiary	Jurisdiction of Incorporation

Clopay Corporation	Delaware
Clopay Ames True Temper LLC	Delaware
Clopay Ames True Temper Holding Co.	Delaware
Clopay Plastic Products Co., Inc.	Delaware
Clopay Building Products Co., Inc.	Delaware
Clopay Europe GmbH	Germany
Clopay Dombuhl GmbH	Germany
Clopay Aschersleben GmbH	Germany
Clopay Holding Company do Brasil Ltda.	Brazil
Clopay Acquisition Company do Brasil Ltda.	Brazil
Clopay do Brasil Ltda.	Brazil
The Ames Companies, Inc.	Delaware
ATT Southern, Inc.	Delaware
1346039 Alberta ULC	Canada
Garant GP	Canada
Griffon Australia Holdings PTY Ltd	Australia
AMES Australasia Pty Ltd.	Australia
Northcote Pots Australia Pty Ltd.	Australia
Northcote Imports Pty Ltd.	Australia
Ames New Zealand	New Zealand
Ames True Temper Australia Pty Ltd.	Australia
The Ames Companies UK Ltd.	United Kingdom
La Hacienda Limited	United Kingdom
ClosetMaid LLC	Delaware
Comercializadora ClosetMaid S. de R.L. de C.V.	Mexico
ClosetMaid Reynosa S. de R.L. de C.V.	Mexico
ClosetMaid (Jiangmen) Storage Limited	China
Gritel Holding Company, Inc.	Delaware
Telephonics Corporation	Delaware

The names of certain subsidiaries which do not, when considered in the aggregate, constitute a significant subsidiary, have been omitted.